EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:


PricewaterhouseCoopers LLP
160 Federal St.
Boston MA 02110-9862
Telephone (617) 439 4390


To the Board of Directors and Shareholders of the Phoenix-Aberdeen Series Fund

In planning and performing our audit of the financial statements of the Phoenix-Aberdeen Global Small Cap Fund and Phoenix-Aberdeen New Asia Fund (constituting the Phoenix-Aberdeen Series Fund, hereinafter referred to as the "Trust") for the year ended July 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of July 31, 2000.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

September 11, 2000
PRICEWATERHOUSECOOPERS LLP




EXHIBIT B:
RESULTS OF SHAREHOLDER MEETING (Unaudited)

Special meetings of Shareholders of the Phoenix-Aberdeen
Series Fund were held on May 16, 2000 and June 29, 2000 to approve the following matter:

1. Approve a new Rule 12b-1 Distribution Plan for Class B Shares

On the record date for these meetings, the shares outstanding and percentage of the shares outstanding and entitled to vote that were present by proxy were as follows:

CLASS OF SHARES          SHARES OUTSTANDING       PERCENTAGE
                                                PRESENT BY PROXY

Phoenix-Aberdeen Global
  Small Cap Fund Class B      838,246                 53.39%

Phoenix-Aberdeen New
  Asia  Fund Class B          401,859                 54.51%


NUMBER OF VOTES
                                FOR      AGAINST     ABSTAIN
1. Approve a new Rule
  12b-1 Distribution
  Plan for Class B Shares     381,873     32,668     32,977
  of Phoenix-Aberdeen
  Global Small Cap Fund

2. Approve a new Rule 12b-1
  Distribution Plan for
  Class B Shares              202,527     12,008      4,519
  of Phoenix-Aberdeen New
  Asia Fund